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                      [Letterhead of KMPG Peat Marwick LLP}

                                                                   Exhibit 23.01

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
UFP Technologies, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-2248, 333-56741, and No. 33-76440) on Form S-8 of UFP Technologies, Inc. of our report dated February 25, 1999, relating to the consolidated balance sheets of UFP Technologies, Inc. and subsidiary as of December 31, 1998 and 1997, and the related statements of income, stockholders' equity, and cashflows and the related schedule for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of UFP Technologies, Inc.


                                                  /s/ KPMG Peat Marwick LLP

                                                  KPMG Peat Marwick LLP

Boston, Massachusetts
March 29, 1999